Exhibit 99.3

LLEX:NYSE American

LILIS ENERGY ANNOUNCES 2018 CAPITAL BUDGET AND PRODUCTION GUIDANCE

SUBSTANTIAL DELINEATION OF ACREAGE PLANNED

SAN ANTONIO, TEXAS – January 31, 2018 – Lilis Energy, Inc. (NYSE American: LLEX), an exploration and development company operating in the Permian Basin of West Texas and Southeastern New Mexico, today announced its 2018 capital budget and issued guidance as to anticipated production.

2018 Plan highlights:

▪	Focus on geological and geographical delineation of our highly contiguous position
▪	Surpass 20,000 net acres in the Delaware Basin and fill in working interests
▪	2018 drill schedule focusing on developing additional benches including the Wolfcamp A, Wolfcamp B, Wolfcamp XY and 2nd Bone Springs
▪	Two rig operated drilling program in the Delaware Basin targeting 14 gross / 11 net wells
▪	Fully funded 2018 Capital Expenditures for D&C of ~ $100 million
▪	Combination of eleven 1-mile and three 1 ½-mile lateral wells
▪	Current daily production of ~4,011 net Boepd as of January 27, 2018 (~75% liquids)
▪	2018 Exit Rate Production of ~7,500 Boepd
▪	Currently completing three wells, of which one is in the Wolfcamp XY
▪	Expect completion of two wells in Eastern acreage in Q1 and Q2 2018
▪	Enhanced optimization of per unit cost metrics for capital expenditures, operating expenses and overhead

Ronald Ormand, Lilis Energy’s Executive Chairman, commented, "Lilis’ 2018 operating plan will focus on delineating our acreage position, further de-risking of our eastern acreage and continued delineation of additional benches, specifically the Wolfcamp A, Wolfcamp XY and 2nd Bone Springs. We plan to run a two-rig program consisting of a combination of 1 and 1 ½-mile laterals in order to move toward cash flow neutrality in 2019. Our plan is to drill 14 gross / 11 net wells throughout 2018. We will continue to look for opportunities to selectively fill in and enhance our working interest position and expand our acreage position in the core of the Delaware Basin; however, drilling and delineation will be our focus in 2018 as we move towards cash flow neutrality in 2019. We also expect to be over 20,000 net acres and 5,000 net boepd in the near future. Given our balance sheet strength and committed capital partners, we are well positioned to grow the Company at an accelerated rate well into the future.”

Operational Update:

Currently in the process of completing and flow testing three wells. Anticipate completion operations to commence on three wells in February, including one in eastern acreage and one in the Wolfcamp XY. We are currently drilling three wells including one Wolfcamp XY and two in the Eastern portion of our acreage. During 2018, our budget includes drilling the following benches: Wolfcamp B, Wolfcamp A, Wolfcamp XY, and 2nd Bone Spring.

Kudu #2H (Wolfcamp B)

•	Well reached a total depth of 17,477 MD on October 22, 2017. Total treatable lateral is 4,936 ft.
•	On well test

Grizzly #2H (Wolfcamp B)

•	Well reached a total depth of 17,260’ MD on December 15, 2017. Total treatable lateral is 4,778 ft.

•         On well test

Lion #3H (Wolfcamp B)

•	Well reached a total depth of 17,291’ MD on December 4, 2017. Total treatable lateral is 4,847 ft.
•	Well is currently being fracture stimulated

AG Hill #1H (Wolfcamp B - Eastern Acreage)

•	Well reached a total depth of 17,155’ MD on January 16, 2018. Total treatable lateral is 4,664 ft.
•	Waiting on completion

Hippo #2H (Wolfcamp B)

•	Well reached a total depth of 17,126’ MD on January 9, 2018. Total treatable lateral is 4,734 ft.
•	Waiting on completion

Meerkat #1H (Wolfcamp XY)

•	Well reached a total depth of 16,590’ MD on January 24, 2018. Total treatable lateral is 4,584 ft.
•	Waiting on completion

Howell #1H (Wolfcamp B - Eastern Acreage)

•	Well was spud on January 25, 2018. Currently drilling at 3,487 ft.
•	TVD expected of 12,158 feet and total treatable lateral of 4,400 ft.

Wildhog #2H (Wolfcamp XY)

•	Well was spud on January 21, 2018. Currently drilling at 5,350 ft.
•	TVD expected of 12,950 feet and total treatable lateral of 4,400 ft.

Financial position:

The Company remains fully capitalized to execute on its 2018 drilling and completion program.

On January 31, 2018, the Company closed on a new $50 million first lien term loan with Riverstone Credit Partners, L.P. ("RCP") which was funded in full at closing. The Company used approximately $30 million of the proceeds received at closing to repay and retire its existing first lien credit facility and will have $20 million of proceeds and additional availability under the new facility. The new credit facility may have additional availability of up to an additional $30 million, which was uncommitted at closing.

Also, on January 31, 2018, the Company agreed to issue $100 million of newly created Perpetual Preferred Stock to Varde Partners. The Preferred Stock will pay quarterly dividends at a rate of 9.75% per annum PIK’d and holds a conversion price of $6.15. In addition, the Company has optional redemption and forced conversion features. The Preferred Stock will fund the cash portion of the recent OEP transaction as well as a portion of the Company’s 2018 drilling program.

Hedging:

The Company has recently initiated an active program to hedge near-term production pursuant to targets set relative to the reserve report dated December 31, 2017 prepared by Cawley, Gillespie & Associates. The Company is currently a party to NYMEX hedges on an average of 1,000 barrels per day of expected oil production from proved, developed, producing (“PDP”) wells between January 1 through June 30, 2018. The Company has hedged an average of approximately 560 barrels per day of expected oil production between July 1 through December 31, 2018. The Company will review additional hedging as appropriate and market conditions warrant.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. The Company’s total net acreage in the Permian Basin is over 19,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production and to pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to the Company’s ability to finance the its continued exploration, drilling operations and working capital needs; the Company’s anticipated future cash flows and ability to access other sources of liquidity; all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Readers are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Finance & Capital Markets

210-999-5400, ext. 31